Exhibit 99.1
Post Holdings Announces Redemption of $464.9 Million 5.625% Senior Notes Due January 2028
ST. LOUIS, November 15, 2024 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it intends to redeem the remaining $464.9 million in aggregate principal amount of its outstanding 5.625% senior notes due January 2028 (CUSIPS: 737446AN4 and U7318UAN2) (the “2028 Notes”) on December 2, 2024 (the “redemption date”). The 2028 Notes will be redeemed at a redemption price of 100.938% of the principal amount thereof, plus the accrued and unpaid interest to, but excluding, the redemption date (the “redemption amount”). Beginning on the redemption date, the 2028 Notes will no longer be deemed outstanding and interest will no longer accrue on such securities. Computershare Trust Company, N.A. is the trustee for the 2028 Notes.
The Company plans to fund the redemption amount with cash on hand, which includes net proceeds from the Company’s previously disclosed issuance on October 9, 2024 of $600.0 million in aggregate principal amount of its 6.25% senior notes due 2034.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

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